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                                               EXHIBIT 4.6

                           CONSENT AND WAIVER LETTER
                           -------------------------

                              September 12, 1994


Forstmann & Company, Inc.
1185 Avenue of the Americas
New York, NY 10036

Attn:  Rod J. Peckham, Vice President

Ladies and Gentlemen:

     We refer to that certain Loan Agreement, dated as of October 30, 1992, as amended (the "Loan Agreement"), between Forstmann & Company, Inc. and General Electric Capital Corporation, as agent and sole Lender. Capitalized terms used herein and not defined herein have the meanings assigned to them in the Loan Agreement.

     Section 6.4 of the Loan Agreement provides that, without the Majority Lenders' written consent, you will not amend or modify the CIT Loan Agreement.

     You have requested that we consent to your entrance with CIT into an amendment to the CIT Loan Agreement in order to increase the maximum adjusted leverage ratio permitted pursuant to Section 5.5(C) thereof.

     We hereby consent to such amendment subject to our receipt of a copy of, and approval of, the amendment document.

     We hereby further acknowledge that, effective upon execution of such amendment, no Event of Default under Section 9.1(e) of the Loan Agreement shall exist as a result of the events giving rise to such amendment.

     The consent and waiver set forth hereinabove are limited to the matters expressly set forth above and shall not be deemed to waive, modify or amend any provisions of the Loan agreement or the other Loan Documents or to serve as consent to any other matters prohibited by the terms and conditions thereof.

     Please countersign below to acknowledge your concurrence with the terms of this letter.

                                  Sincerely yours,

                                  GENERAL ELECTRIC CAPITAL
                                  CORPORATION, as Agent and
                                  Lender


                                  By: /s/ Rick Luck
                                      ----------------------
                                  Name:  Rick Luck
                                  Title:  Vice President

Acknowledged and agreed:

FORSTMANN & COMPANY, INC.



By: /s/ Rod J. Peckham
    ----------------------------
   Name:  Rod J. Peckham
   Title:  Vice President and Treasurer